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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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WINTRUST FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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WINTRUST FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2006
To the Shareholders of Wintrust Financial Corporation:
          You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Wintrust Financial Corporation to be held at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, IL 60091, on Thursday, May 25, 2006, at 10:00 a.m. local time, for the following purposes:
1.	To elect four Class I Directors to hold office for a three year term, unless the proposal in paragraph (3) below is adopted, in which case such Directors shall serve until the Annual Meeting of Shareholders in 2007;

2.	To elect one Class II Director to hold office until the Annual Meeting of Shareholders in 2007;

3.	To consider a proposal to adopt an amendment to the Company’s Amended and Restated Articles of Incorporation to provide for the annual election of all Directors, to be phased in over three years;

4.	To consider ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the year 2006; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.
The Record Date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on April 6, 2006. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by either completing your proxy card and returning it in the enclosed postage-paid envelope or by Internet or telephone voting. The instructions printed on your proxy card describe how to use these convenient services.

By order of the Board of Directors,
/s/ DAVID A. DYKSTRA
David A. Dykstra
Secretary

April [•], 2006
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT
THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

PROXY STATEMENT
ABOUT THE MEETING
ELECTION OF DIRECTORS
PROPOSAL NO. 1 — NOMINEES TO SERVE AS CLASS I DIRECTORS
PROPOSAL NO. 2 — NOMINEE TO SERVE AS CLASS II DIRECTOR
EXECUTIVE OFFICERS OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
EXECUTIVE COMPENSATION
OPTION/SAR GRANTS IN 2005
PERFORMANCE GRAPH
TRANSACTIONS WITH MANAGEMENT AND OTHERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 3 — PROPOSAL TO ELIMINATE THE CLASSIFIED BOARD
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES PAID
SHAREHOLDER PROPOSALS
OTHER BUSINESS

WINTRUST FINANCIAL CORPORATION
727 North Bank Lane
Lake Forest, Illinois 60045
PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD THURSDAY, MAY 25, 2006
          These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2006 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). This proxy statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card are first being mailed to shareholders on or about April [•], 2006.
ABOUT THE MEETING
          What is the purpose of the Annual Meeting?
          At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of four Class I Directors, the election of one Class II Director, adoption of an amendment to the Company’s Amended and Restated Articles of Incorporation, (the “Articles”), to provide for the annual election of all Directors, to be phased in over three years, and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2006.
          Who may vote at the Annual Meeting?
          Only record holders of the Company’s common stock as of the close of business on April 6, 2006 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding 24,243,388 shares of common stock. Each outstanding share of common stock entitles the holder to one vote.
          What constitutes a quorum?
          The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Company common stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker nonvotes”), those shares will be counted as present for quorum purposes.
          How do I vote?
          If you are a stockholder of record, you can vote by:
•	attending the Annual Meeting;

•	signing, dating and mailing in your proxy card; or

•	by following the instructions on your proxy card for voting by telephone or on the Internet at www.illinoisstocktransfer.com, clicking on “Internet Voting” and following the instructions on the screen.

          The deadline for voting by telephone or on the Internet is 11:59 p.m. Eastern Time on May 23, 2006. You may vote your shares for all, some or none of the nominees for Director, for or against the amendment to the Company’s Articles to provide for the annual election of Directors and for or against ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006.
          If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.
          Can I change my vote after I return my proxy card?
          Yes. If you are a shareholder of record, you may change your vote at any time before the actual vote by (i) voting in person by ballot at the Annual Meeting, (ii) returning a later-dated proxy card, (iii) entering a new vote by telephone or on the Internet or (iv) delivering written notice of revocation to the Company’s Secretary by telephone at (847) 615-4096 or by mail at 727 North Bank Lane, Lake Forest, IL 60045. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.
          Who will count the votes?
          The Company’s tabulator, Illinois Stock Transfer Company, will count the votes.
          How will my shares be voted if I sign, date and return my proxy card?
          Proxies received from shareholders in proper form will be voted at the Annual Meeting and, if specified, as directed by the shareholder. If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted FOR the election of the four Class I Director nominees, FOR the election of the Class II Director nominee, FOR the amendment to the Company’s Articles to provide for the annual election of all Directors, FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006 and, in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting and at any adjournment of the meeting and is submitted to a vote of the shareholders, including whether or not to adjourn the meeting.
          What are the Board’s recommendations?
          The Board recommends a vote:
•	FOR the election of the four Class I Director nominees;

•	FOR the election of the Class II Director nominee;

•	FOR the amendment to the Company’s Articles to provide for the annual election of all Directors; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006.
          With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

          What vote is required to approve each matter to be considered at the Annual Meeting?
          Election of Directors. Under Illinois law and the Company’s By-laws, Directors must be elected by a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Because the election of Directors requires a majority vote, abstentions will have the same effect as votes against ratification.
          Approval of the Amendment to the Articles to Provide for the Annual Election of Directors. Under the Company’s Articles, the affirmative vote of the holders of at least 85% of the voting power of the outstanding shares of stock of the Company entitled to vote will be required for approval. Because the vote to approve the amendment to the Company’s Articles requires a super-majority vote, abstentions and broker non-votes will have the same effect as votes against approval.
          Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares represented, in person or by proxy and entitled to vote, will be required for the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Because the vote to ratify the independent registered public accounting firm requires a majority, abstentions will have the same effect as votes against ratification.
          How will broker non-votes be treated?
          We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes, including the election of Directors, with the exception of the proposal to amend the Articles to provide for the annual election of Directors. Broker non-votes will have the same effect as votes against the proposal to amend the Articles discussed below under “Proposal No. 3 — Proposal to Eliminate the Classified Board.”
          Will my vote be kept confidential?
          Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.
          Who pays to prepare, mail and solicit the proxies?
          The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow & Co., Inc. to solicit proxies for a fee of $7,500 plus expenses.
          What if other matters come up during the meeting?
          If any matters other than those referred to in the Notice of Annual Meeting properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the meeting.
          Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-

free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.
ELECTION OF DIRECTORS
          The Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), provide for three classes of Directors with staggered three-year terms. Currently, the Board of Directors is comprised of a total of 14 Directors. Each year the shareholders elect members of one class of Directors for a term of three years. The term of office of those persons currently serving as Class I Directors will expire at the Annual Meeting. The term of those persons currently serving as Class II Directors (other than Allan E. Bulley, Jr.) expires at the annual meeting of shareholders to be held in 2007; and the term of those persons currently serving as Class III Directors expires at the annual meeting of shareholders to be held in 2008. Mr. Bulley was appointed as a Class II Director on March 13, 2006 to fill a vacancy on the Board of Directors and, in accordance with applicable Illinois law, the Articles and our By-Laws, his term expires at the Annual Meeting.
          At the Annual Meeting, you will elect five individuals to serve on the Board of Directors. The Board of Directors, acting pursuant to the recommendation of the Nominating and Corporate Governance Committee, has nominated for election each Director standing for election.
          The four persons named below as nominees for election as Class I Directors have been nominated for a term to end at the Annual Meeting of Shareholders in the year 2009, unless the proposal (see Proposal No. 3, discussed below) to provide for the annual election of Directors described in this Proxy Statement is approved, in which case the Class I Directors shall serve until the Annual Meeting of Shareholders in 2007. The person named below as a nominee for election as a Class II Director has been nominated for a term to end at the Annual Meeting of Shareholders in 2007, regardless of whether the proposal to provide for the annual election of Directors described in this Proxy Statement is approved. All of the nominees currently serve as Directors. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.
          The following sections set forth the names of the Director nominees and continuing Directors of each class, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became Directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below. The Company’s main operating subsidiaries include Lake Forest Bank & Trust Company (“Lake Forest Bank”), Hinsdale Bank & Trust Company (“Hinsdale Bank”), North Shore Community Bank & Trust Company (“North Shore Bank”), Libertyville Bank & Trust Company (“Libertyville Bank”), Barrington Bank & Trust Company, N.A. (“Barrington Bank”), Crystal Lake Bank & Trust Company, N.A. (“Crystal Lake Bank”), Northbrook Bank & Trust Company (“Northbrook Bank”), Advantage National Bank (“Advantage Bank”), Village Bank & Trust (“Village Bank”), Beverly Bank & Trust Company, N.A. (“Beverly Bank”), Wheaton Bank & Trust Company (“Wheaton Bank”), Old Plank Trail Community Bank, N.A. (“Old Plank”), Town Bank, State Bank of The Lakes (“SBOTL”), First Insurance Funding Corp. (“FIFC”), Wayne Hummer Trust Company, N.A. (“WHTC”), Wayne Hummer Investments LLC (“WHI”), Wayne Hummer Asset Management Company (“WHAMC”), Focused Investments LLC (“Focused”), Tricom, Inc. of Milwaukee (“Tricom”), WestAmerica Mortgage Company and its affiliate Guardian Real Estate Services, Inc. (“WAMC”) and Wintrust Information Technology Services Company (“WITS”).

PROPOSAL NO. 1 — NOMINEES TO SERVE AS CLASS I DIRECTORS
James B. McCarthy (54) Director since 1996 From 1991 to present, Mr. McCarthy has been Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, Illinois, an international health care company that specializes in the development of domestic and international hospitals and ambulatory surgery centers. Mr. McCarthy also serves on the board of directors of Sirigen, Inc., Santa Barbara, California, a genetic analysis and research company, and Protein Polymer Technologies, Inc., San Diego, California (OTCBB). Mr. McCarthy is a Director of Hinsdale Bank.
Thomas J. Neis (57), Director since 1999 Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency, Pachini Insurance Agency and Parr Insurance Agency and is an independent insurance agent with these companies. Mr. Neis also owns Parr Insurance Brokerage Inc., which markets insurance products to insurance agencies. Mr. Neis serves on the board of directors of Illinois Wesleyan University. He also serves as a chairman of the Crystal Lake Sister City organization and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.
J. Christopher Reyes (53), Director since 1996 Mr. Reyes, Chairman of Reyes Holdings, L.L.C., manages businesses in food and beverage distribution, transportation management and logistics, equipment leasing and real estate activities. Mr. Reyes serves on the board of directors of The Allstate Corporation (NYSE), Fortune Brands, Inc. (NYSE), the Tribune Company (NYSE), the Boys and Girls Clubs of America, Children’s Memorial Foundation, Children’s Memorial Medical Center, Ronald McDonald House Charities, Northwestern Memorial Foundation, the Museum of Science and Industry, the Lyric Opera of Chicago, Ravinia and World Business Chicago. He is a member of the Board of Trustees of the University of Notre Dame and Lake Forest Academy and on the Dean’s Advisory Board of the J.L. Kellogg School of Management. Mr. Reyes also is a member of the Economic Club of Chicago, the Civic Committee of the Commercial Club of Chicago and the Chicago Club. Mr. Reyes is an Honorary Director of Lake Forest Bank.
Edward J. Wehmer (52), Director since 1996 Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as a Director or Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company, Children’s Memorial Foundation and the Boys and Girls Club of Chicago. He is also Chairman of the Board of Trustees for Loyola Academy in Wilmette, Illinois.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF
THE NOMINEES FOR CLASS I DIRECTOR NAMED ABOVE.
PROPOSAL NO. 2 — NOMINEE TO SERVE AS CLASS II DIRECTOR
Alan E. Bulley, Jr. (73), Director since 2006 Mr. Bulley is the Chairman and Chief Executive Officer of Bulley & Andrews, which through its subsidiary, Bulley & Andrews LLC, is one of Chicago’s oldest and largest general contracting firms. Mr. Bulley is the Vice Chairman and a trustee of the Museum of Science and Industry where he chairs the Buildings and Grounds Committee. Mr. Bulley also serves as a Trustee of the Shedd Aquarium and chairs its Building Committee. He has been a director of the L.E. Myers Company (formerly NYSE listed). Since 1968, Mr. Bulley has been involved as an organizer, director and investor in numerous community banks. Mr. Bulley is currently a director of North Shore Bank.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
THE NOMINEE FOR CLASS II DIRECTOR NAMED ABOVE.

CLASS II — CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2007
Bruce K. Crowther (54), Director since 1998 Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital and Health Systems Association as well as a member of the boards of director of the Chicago Hospital Risk Pooling Program. Mr. Crowther is a Director of Barrington Bank.
Bert A. Getz, Jr. (38), Director since 2001 Mr. Getz is Executive Vice President and Director of Globe Corporation where he has worked since 1991. Globe Corporation is a diversified investment company focused on real estate investment and development, asset management and private equity investments. Founded in 1901, Globe Corporation is currently managed by the fourth generation of Getz family members. Mr. Getz is also a director of HDO, Inc., a national tent rental, lighting and special events firm based in Northbrook, Illinois, IMS Companies, LLC, a diversified manufacturing company headquartered in Elk Grove Village, Illinois and Firestone Communications. Additionally, Mr. Getz serves on the Zoning Board of Appeals for the Village of Northfield, is a Trustee of the Brookfield Zoo, a director of Children’s Memorial Hospital, and a Trustee of The Lawrenceville School. Mr. Getz serves as a Director of Libertyville Bank, WHTC and WHAMC.
Albin F. Moschner (53), Director since 1996 Mr. Moschner is currently Executive Vice President and Chief Marketing Officer of Leap Wireless. Prior to joining Leap Wireless, Mr. Moschner was consulting in the telecommunications industry. Mr. Moschner was President of Verizon Card Services from December 2001 to November 2003. Mr. Moschner had been President and Chief Executive Officer, from December 1999 to December 2001, of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a development stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Pella Windows Corporation and Apex Insurance Managers, LLC. Mr. Moschner serves as a Director of Lake Forest Bank.
Ingrid S. Stafford (52), Director since 1998 Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Finance and Controller. She has been a director of Wittenberg University since 1993 and served as its chair from 2001-2005. She is a member of the National Association of College and University Business Officers. Ms. Stafford is a member of the audit committee of the Evangelical Lutheran Church in America, a director of APTE, Inc. and a member of the Investment Advisory Committee of College Illinois. Ms. Stafford is the Vice President of the Church Council of Trinity Lutheran Church in Evanston. She has also served as Board Chair of the following organizations: Childcare Network of Evanston, Leadership Evanston and the Evanston McGaw YMCA. A former board member of the Evanston Community Foundation, she continues to serve on several of its committees. Ms. Stafford is a Director of North Shore Bank.
CLASS III — CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2008
Peter D. Crist (54), Director since 1996 Mr. Crist is Chairman and Chief Executive Officer of Crist Associates, an executive recruitment firm which focuses on CEO and director searches. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director of Northwestern Memorial Hospital. He is a Director of Hinsdale Bank.

Joseph F. Damico (52), Director since 2005 Mr. Damico is founding partner and serves as an operating principal of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than 30 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and President & COO of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply. Mr. Damico is the Chairman of the Board of Ascent Healthcare Solutions, ACI Medical Devices. Inc., American Medical Instruments Holdings, Inc. and Instrumed. He is also a member of the board of directors of Bioniche Pharma, CorePharma Holdings, Inc., Excelsior Medical Inc., the College of Lake County Foundation, James Madison University, Lake Forest Hospital and Manor Care, Inc. Mr. Damico is a Director of Libertyville Bank.
John S. Lillard (75), Director since 1996 Mr. Lillard, retired for the past five years, has served as the Company’s Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman-Founder from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. At Scudder Stevens & Clark he was national marketing director and a member of the board of directors. He is a Life Trustee of the Chicago Symphony Orchestra and a Trustee of Lake Forest College. Mr. Lillard served as a director of Stryker Corporation (NYSE) from 1978-2005 and Cintas Corporation (NASDAQ) from 1978-2000. Mr. Lillard is a Director of Lake Forest Bank, WHTC, WHI and WHAMC.
Hollis W. Rademacher (70), Director since 1996 Mr. Rademacher is self-employed as a business consultant and private investor. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc. (NYSE), provider of prepress graphics for the packaging industry, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the Company’s main operating subsidiaries except for WAMC, Focused, Beverly Bank, Town Bank and Wheaton Bank, WITS and Old Plank.
John J. Schornack (75), Director since 1996 Mr. Schornack served as Chairman of Strong Arm Products, LLC from 1999 to 2003. Mr. Schornack is also the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation (Nasdaq), Chicago, Illinois, where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a Life Trustee of the Chicago Symphony Orchestra and a Life Trustee of the Kohl Children’s Museum. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank.

BOARD OF DIRECTORS’ COMMITTEES, GOVERNANCE AND COMPENSATION
Board of Directors’ Committees
          Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors has established five standing committees: (i) the Compensation Committee; (ii) the Nominating and Corporate Governance Committee; (iii) the Audit Committee; (iv) the Risk Management Committee; and (v) the Executive Committee. The Board met six times during 2005 and all of the Directors attended at least 75% of the total number of meetings held of the Board and those committees on which they served except for Mr. Crowther. The principal responsibilities of each of these committees are described generally below, and in detail in their respective Committee Charters, which are, with the exception of the Executive Committee Charter, attached to this Proxy Statement and are also all available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance” or in print upon the request by any Company shareholder to the Secretary of the Company, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045.
          Compensation Committee. The Compensation Committee is composed entirely of independent (as defined in the Nasdaq listing standards as currently in effect) Directors who are not now, and have never been, officers of the Company. The Compensation Committee is responsible for reviewing the Company’s compensation policies and administering the Company’s employee benefit and stock incentive programs and reports to the Board regarding executive compensation recommendations. The Committee also has oversight responsibility for management succession planning. A written charter approved by the Board of Directors governs the Compensation Committee. A copy of this charter, as amended and approved by the Board in January 2006, is included as Appendix B. During 2005, the Compensation Committee held four meetings.
          Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed entirely of independent directors (as defined in the Nasdaq listing standards as currently in effect) who are not now, and have never been, officers of the Company. The Nominating and Corporate Governance Committee assists the Board of Directors in monitoring developments regarding corporate governance practices and applicable regulations, developing and recommending to the Board a set of corporate governance principles and establishing and reviewing codes of ethics and conduct. The Nominating and Corporate Governance Committee also functions as a nominating committee to propose to the full Board a slate of nominees for election as Directors. A written charter approved by the Board of Directors governs the Nominating and Corporate Governance Committee. A copy of this charter, as amended and approved by the Board in January 2006, is included as Appendix C. During 2005, the Nominating and Corporate Governance Committee held six meetings.
          Audit Committee. The Audit Committee is composed entirely of independent Directors who are not now, and have never been, officers of the Company and who meet the SEC’s heightened standards of independence for audit committee members. The Board has determined that Mr. Schornack, an independent director, is an audit committee financial expert, as such term is defined by the rules of the SEC. The Audit Committee is responsible for oversight of the Company’s accounting, reporting and financial controls practices, reports to the Board regarding audit activities and examinations, and annually reviews the qualifications of independent auditors. Additional information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter, as amended and approved by the Board in January 2006, is included as Appendix D. During 2005, six Audit Committee meetings were held.
          Risk Management Committee. The Risk Management Committee is composed entirely of independent directors (as defined in the Nasdaq listing standards as currently in effect) who are not now, and have never been, officers of the Company. The Risk Management Committee is responsible for monitoring and overseeing the Company’s insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. This Committee is also responsible for development and implementation of the Company’s overall asset/liability management and credit policies. A written charter approved by the Board of Directors governs the

Risk Management Committee. A copy of this charter, as amended and approved by the Board in January 2006, is included as Appendix E. During 2005, four Risk Management Committee meetings were held.
          Executive Committee. The Executive Committee is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. A written charter approved by the Board of Directors governs the Executive Management Committee. During 2005, two Executive Committee meetings were held.
          The following table summarizes the current membership of the Board and each of its committees:

Nominating
and
		Corporate		Risk
	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee

Allan E. Bulley, Jr.
Peter D. Crist	Chair	Member			Member
Bruce K. Crowther			Member		Member
Joseph F. Damico				Member
Bert A. Getz, Jr.		Member	Member	Member
John S. Lillard (Chair)	Member	Member			Chair
James B. McCarthy		Member	Member
Albin F. Moschner	Member		Member
Thomas J. Neis		Member		Member
Hollis W. Rademacher	Member			Chair	Member
J. Christopher Reyes	Member	Chair			Member
John J. Schornack		Member	Chair		Member
Ingrid S. Stafford			Member	Member
Edward J. Wehmer					Member

Corporate Governance Matters
          Overview. The Board of Directors has adopted Charters for the Compensation Committee, Nominating and Corporate Governance Committee, Audit Committee, Risk Management Committee and the Executive Committee. The charters require that all members of the Nominating and Corporate Governance, Compensation and Audit Committees must be “independent” directors. The Nominating and Corporate Governance, Compensation, Audit and Risk Management Committees’ charters are each attached to the Proxy Statement and are available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”
          Code of Ethics. The Board of Directors has adopted a Code of Ethics applicable to all officers, Directors and employees which is available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.” To assist in enforcement of the code we maintain Wintrust’s Ethicspoint, a toll free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s SEC reports, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

          Shareholder Communications. Shareholders may, at any time, communicate in writing with the Board, a committee chair, or the non-management Directors as a group, by writing to such Director(s) at: c/o the Secretary of the Company, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-management Directors as a group unless such communications are considered, in consultation with the non-management Directors, to be improper for submission to the intended recipient(s). Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 615-4096 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.
          Director Independence and Nominations. The Board of Directors has determined that all Directors, with the exception of Mr. Wehmer who is employed by the Company, are “independent” directors in accordance with the Nasdaq listing standards. Accordingly, more than 85% of the members of the Board are independent, including the Chairman of the Board. The independent Directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.
          The Board of Directors has delegated responsibility to the Nominating and Corporate Governance Committee (“NCGC”) to identify and select Director nominees who are in a position to exercise independent judgment, provide effective oversight of management and serve the best interests of shareholders. The NCGC, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of Director nominees for election at the annual meeting of shareholders. In selecting Director nominees, the NCGC seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and will consider, among other factors, the existing composition of the Board and the committee’s evaluation of the mix of Board members appropriate for the perceived needs of the Company. The NCGC seeks a range of experience, knowledge and judgment and a diversity of perspectives on the Board to enhance the Board effectiveness. The NCGC also believes continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful board oversight. If considering as a potential candidate any incumbent Director, the committee will take into account the individual’s performance as a Director, including regular attendance at, preparation for and meaningful participation in Board and committee meetings. Under its policies, the NCGC also considers that, at all times, at least a majority of Directors must be “independent” in the opinion of the Board as determined in accordance with Nasdaq standards, at least three members of the Board must satisfy the SEC’s heightened standards of independence for Audit Committee members, and at least one member must meet the criteria to be designated by the Board as an “audit committee financial expert” when selecting the proposed nominee slate.
          In selecting nominees, the NCGC will, among other factors, consider the following personal characteristics which are considered minimum qualifications for Board membership under the corporate governance guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. The NCGC will also consider stock ownership in Wintrust and public board experience. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under corporate governance guidelines adopted by the Board, Directors are expected to maintain a meaningful ownership stake in the Company and to limit board service at other companies to no more than four other public company boards.
          All of the nominees recommended by the NCGC for election as Class I Directors at the 2006 Annual Meeting are incumbent Directors. The Board of Directors, upon the recommendation of the NCGC, appointed Mr. Bulley as a Class II Director on March 13, 2006. Mr. Bulley, who has not previously been elected by the Company’s shareholders, is standing for election at the Annual Meeting in accordance with Illinois law, the Articles and our By-Laws.

          It is generally the policy of the NCGC to consider shareholder recommendations of proposed Director nominees if such recommendations are serious and timely received. Any nominations for Director, other than the slate proposed by the Board, must comply with the procedures set forth in the Company’s By-Laws (see “Shareholder Proposals”). To be timely, recommendations must be received in writing at the principal executive offices of the Company, addressed to the Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting. In addition, any shareholder Director nominee recommendation must include the proposed nominee’s name and qualifications and the reason for such recommendation; the name and record address of the shareholder(s) proposing such nominee; the number of shares of stock of the Company which are beneficially owned by such shareholder(s); and a description of any financial or other relationship between the shareholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.
          Any shareholder who wishes to communicate directly with the Board of Directors, or one or more individual Directors, on other matters may direct correspondence in writing to the Board, any committee of the Board or any named Directors, c/o the Secretary of the Company at Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. The Company has established procedures to forward written communications received from shareholders to the appropriate Directors. Policies adopted by the Board of Directors encourage Directors to attend the Company’s annual meeting of shareholders each year. All of the Directors then serving, except two Directors, one of which is no longer on the Board, attended the Company’s 2005 annual meeting.
Board of Directors’ Compensation
          Non-employee members of the Board of Directors are entitled to an annual retainer of $30,000, $3,250 for each Board of Directors meeting attended and $1,700 for each committee meeting attended other than the Audit Committee, members of which were paid $2,000 for each committee meeting attended. In addition to regular Board and committee meeting fees, the Chairman of the Board, the Chairman of the Risk Management Committee, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee are entitled to an additional fee of $55,000, $35,000, $20,000, $10,000 and $10,000, respectively. Employee members of the Board of Directors receive no additional compensation for their service on the Board of Directors. All non-employee Directors who serve on the subsidiary Boards of Directors are also entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one bank subsidiary board other than Mr. Rademacher, who serves on the boards of each of the Company’s main operating subsidiaries except for WAMC, Focused, Beverly Bank, Town Bank and Wheaton Bank. Total Director fees payable to Mr. Rademacher for his services as a Director of Company subsidiaries during 2005 were $97,050. As more fully described below, the annual retainer fee to the non-employee members of the Board of Directors is paid in shares of the Company’s common stock.
Deferred Compensation for Non-employee Directors
          The Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the “Fee Plan”) allows non-employee Directors of the Company and its subsidiaries to choose payment of Directors’ fees in either cash or common stock of the Company and to facilitate deferral of receipt of fees for income tax purposes, both in cash or common stock. Since January 2005, the annual Board retainer fee has been paid to each independent Director in shares of the Company’s common stock. The Fee Plan is designed to encourage stock ownership by Directors by facilitating receipt of common stock in lieu of cash Directors’ fees. Eligible Directors who do not participate in the Fee Plan continue to receive cash compensation, other than the receipt of annual board retainer fees which are paid in common stock, for attendance at Board of Director meetings or committee meetings. Eligible Directors who elect to participate in the Fee Plan must choose from the following three compensation options:
1. Fees Paid in Stock. As noted above, the annual Board retainer fee will be paid in shares of the Company’s common stock. If so elected by the Director, the other fees payable to such Director will also be paid in shares of the Company’s common stock. The number of shares of common stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Fee Plan) of the common stock on the last trading day of the preceding quarter. The shares of common stock to be paid will be issued once a year on or about January 15th or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights.
2. Deferral of Common Stock. If a Director elects to defer receipt of shares of common stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of common stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the common stock on the last trading day of the preceding quarter. Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the common stock to be paid in the future. The shares of common stock represented by the Units will be issued on or about January 15th in the year specified by the Director in his participation agreement or in annual installments over a specified period not to exceed ten years.
3. Deferral of Cash. If a Director elects to defer receipt of Directors’ fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to this account as of the date such fees otherwise would be payable to the Director. All amounts credited to a Director’s deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the Director on or about January 15th in the year specified by the Director in his participation agreement or in annual installments over a specified period not to exceed ten years.
EXECUTIVE OFFICERS OF THE COMPANY
          The Company’s executive officers are elected annually by the Company’s Board of Directors at the first meeting of the Board following the Annual Meeting. Certain information regarding those persons serving as the Company’s executive officers is set forth below.
Edward J. Wehmer (52) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.
David A. Dykstra (45) — Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer — Mr. Dykstra serves as the Company’s Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Libertyville Bank, Crystal Lake Bank, Beverly Bank, SBOTL, Old Plank, WHI, WHAMC, WHTC, Focused, FIFC, Tricom, WAMC and WITS.

Richard B. Murphy (46) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Hinsdale Bank, Beverly Bank, Town Bank, Wheaton Bank, Old Plank and WITS. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.
Robert F. Key (51) — Executive Vice President — Marketing — Mr. Key serves as the Executive Vice President — Marketing for the Company and directs all advertising and marketing programs for each of the subsidiary banks, WHI, WHAMC, WHTC and Focused. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company. Mr. Key also serves as a Trustee for Woodlands Academy. Mr. Key is a Director of WITS.
David L. Stoehr (46) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank, Old Plank and WITS.
John S. Fleshood (43) — Executive Vice President — Risk Management — Mr. Fleshood joined the Company in August 2005 and manages the overall risk management process for the Company including audit, compliance and business continuity functions. Previously, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank, a Michigan banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 5, 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, a commercial bank offering a full range of banking services to consumer, business and financial customers. Mr. Fleshood is a Director of WAMC and WITS.
Lloyd M. Bowden (52) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company and as President of WITS. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of WITS.
James F. Duca, II (48) — Executive Vice President — Wealth Management — Mr. Duca serves as Executive Vice President — Wealth Management (appointed March 2003) for the Company. He is responsible for the Company’s Wealth Management group (WHI, WHAMC, WHTC and Focused) and serves as President and Chief Executive Officer of WHAMC and WHI. Prior to joining Wintrust in December 2001, Mr. Duca was President of the Kent Funds, the mutual funds of Old Kent Financial Corp., where he also served as Senior Vice President. Before his association with Old Kent, Mr. Duca held a variety of positions over 14 years with various subsidiaries of Marshall & Ilsley Corp., including serving as President of Marshall & Ilsley’s mutual fund family, and Vice President and Trust Counsel. Mr. Duca is a Director of WHI, WHAMC, WHTC, Focused and WITS.
David J. Galvan (45) — Senior Vice President — Investments — Mr. Galvan serves as the Senior Vice President of Investments for the Company. He directs all securities investment activity, wholesale funding and interest rate risk management for the Company. Mr. Galvan joined the Company in June 1999. Previously, Mr. Galvan was employed for 16 years at Amcore Financial, Inc., Rockford, Illinois, where he served as Vice President and Funds Manager. Mr. Galvan also serves as a Vice President and Portfolio Manager of WHAMC.
Barbara A. Kilian (47) — Senior Vice President — Finance — Ms. Kilian serves as the Senior Vice President — Finance for the Company and is responsible for tax accounting and reporting and certain accounting and financial reporting activities of the Company and its subsidiaries. Ms. Kilian joined the Company in October 2000. Previously Ms. Kilian was employed from 1995 to 2000 as Vice President — Corporate Acquisitions at FBOP Corporation, Oak Park, Illinois, and from 1986 to 1995 at First Colonial Bankshares Corporation, Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to her association with First Colonial, Ms. Kilian spent seven years with KPMG LLP, in various audit and tax positions serving the financial institutions industry.
John S. Reagan (55) — Senior Vice President — Corporate Real Estate — Mr. Reagan serves as Senior Vice President — Corporate Real Estate and is responsible for corporate real estate operations for the Company and each of its subsidiaries. Mr. Reagan joined the Company in January 2004. Previously, Mr. Reagan was employed from 2000 to 2003 with Vacala Construction Company as President and Project Manager and from 1988 to 2000 worked at The Northern Trust Company as Vice President of Corporate Real Estate. Before his association with The Northern Trust Company, Mr. Reagan held positions from 1979 to 1988 at Santa Fe Southern Pacific as Vice President — Director of Property Management and began his career in real estate with The Equitable Life Assurance Society as a building manager.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
          The following table sets forth the beneficial ownership of the common stock as of the Record Date, with respect to (i) each Director and each Named Executive Officer (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company that own in excess of 5% of the common stock.

	Amount of			Options &	Total
	Common Shares	Restricted		Warrants	Amount of	Total
	Beneficially	Stock		Exercisable Within	Beneficial	Percentage
	Owned(1)	Units(1)		60 Days(1)	Ownership(1)	Ownership(1)
Directors
Allan E. Bulley, Jr.	45,447	—		—	45,447	*
Peter D. Crist	50,948	—		—	50,948	*
Bruce K. Crowther	4,438	—		382	4,820	*
Joseph F. Damico	2,417	—		—	2,417	*
Bert A. Getz, Jr.	7,607	—		1,812	9,419	*
John S. Lillard	197,874	—		—	197,874	*
James B. McCarthy	12,596	—		—	12,596	*
Albin F. Moschner	29,994	—		—	29,994	*
Thomas J. Neis	5,108	—		—	5,108	*
Hollis W. Rademacher	86,732	—		2,220	88,952	*
J. Christopher Reyes	243,670	—		—	243,670	1.01%
John J. Schornack	18,576	—		—	18,576	*
Ingrid S. Stafford	9,235	—		—	9,235	*
Edward J. Wehmer**	185,187	94,761	(5)	216,000	495,948	2.02%

Other Named Executive Officers
David A. Dykstra	67,528	66,809	(5)	83,839	218,176	*
Robert F. Key	69,193	1,257	(4)	24,600	95,050	*
Richard B. Murphy	19,750	5,739	(5)	43,500	68,989	*
David L. Stoehr	2,350	2,757	(5)	16,600	21,707	*
John S. Fleshood	659	2,080	(6)	—	2,739	*

Total Existing Directors & Executive Officers (25 persons)	1,142,359	185,174		556,801	1,884,334	7.54%

Other Significant Shareholders
FMR Corp. (2)	1,579,840	—		—	1,579,840	6.52%

Transamerica Investment Management, LLC (3)	1,576,807	—		—	1,576,807	6.50%

*	Less than 1%

**	Mr. Wehmer is also an executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2)	Based on information obtained from Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2006. According to this report, FMR Corp.’s business address is 82 Devonshire Street, Boston, MA 02109.

(3)	Based on information obtained from Schedule 13G filed by Transamerica Investment Management, LLC with the SEC on April 11, 2006. According to this report, Transamerica Investment Management, LLC’s business address is 1150 South Olive Street, Suite 2700, Los Angeles, CA 90015.

(4)	Shares vest on January 26, 2007 and are subject to forfeiture until such time as they vest.

(5)	Shares vest at various dates between 2007 and 2010, and are subject to forfeiture until such time as they vest.

(6)	762 of these shares vest on January 26, 2007 and are subject to forfeiture until such time as they vest. The remaining 1,318 shares vest equally on August 15, 2006 and August 15, 2007 and are subject to forfeiture until such time as they vest.

EXECUTIVE COMPENSATION
Summary Compensation Table
          The following table summarizes the compensation paid by the Company and its subsidiaries to those persons serving as Chief Executive Officer and the four other most highly compensated executive officers (the “Named Executive Officers”) during 2005, 2004 and 2003. In determining the level of bonuses in 2005, 2004 and 2003, the Company’s Compensation Committee evaluated the bonus amount in conjunction with stock incentive awards. See further discussion of the Company’s overall compensation philosophy in the “Compensation Committee Report on Executive Compensation” contained later in this Proxy Statement.

	Summary Compensation Table
						Long-Term
						Compensation
		Annual Compensation				Awards
					Other Annual	Restricted		Securities	All Other
					Compen-	Stock		Underlying	Compen-
Name and		Salary	Bonus		sation(1)	Awards(s)		Options/	sation(3)
Principal Position	Year	($)	($)		($)	($) (2)		SARs (#)	($)

Edward J. Wehmer	2005	647,917	—	(4)	21,203	5,305,175	(4)	—	2,615
President &	2004	622,917	—	(6)	12,452	225,007	(6)	—	2,208
Chief Executive Officer	2003	591,667	145,000		11,747	54,985	(7)	50,000	1,258

David A. Dykstra
Senior Executive Vice	2005	447,917	—	(4)	11,552	2,122,211	(4)	60,000	1,146
President &	2004	422,917	—	(6)	12,137	174,975	(6)	—	854
Chief Operating Officer	2003	391,875	90,625		10,589	34,388	(7)	15,000	531

Richard B. Murphy	2005	253,000	—	(5)	2,082	91,315	(5)	—	670
Executive Vice President &	2004	241,375	—	(6)	974	76,504	(6)	—	555
Chief Credit Officer	2003	233,917	44,351		707	16,766	(7)	43,000	120

Robert F. Key	2005	235,333	—	(5)	5,061	66,005	(5)	—	876
Executive Vice President —	2004	227,583	—	(6)	5,752	64,476	(6)	—	791
Marketing	2003	222,458	44,225		6,393	16,811	(7)	1,000	426

David L. Stoehr	2005	189,000	—	(5)	7,980	66,005	(5)	—	494
Executive Vice President &	2004	177,467	35,840		9,767	28,394	(6)	—	350
Chief Financial Officer	2003	171,050	36,250		19,941	13,746	(7)	1,000	51,580 (8)

John S. Fleshood(9)	2005	109,333	33,345	(10)	5,000	106,704	(11)	20,000	40
Executive Vice President — Risk Management

(1)	Other annual compensation represents the value of certain perquisites, including the use of a Company car and/or the payment of club dues. For 2005, the value of these perquisites was as follows:

			Total Other Annual
Name	Company Auto	Club Dues	Compensation
Edward J. Wehmer	$8,358	$12,845	$21,203
David A. Dykstra	11,552	—	11,552
Richard B. Murphy	1,740	342	2,082
Robert F. Key	2,253	2,808	5,061
David L. Stoehr	4,860	3,120	7,980
John S. Fleshood	5,000	—	5,000

(2)	Dividends are not paid on shares of restricted stock. The number and value of the aggregate restricted stock holdings of each of the named executives as of December 31, 2005, based on the closing price of $54.90 of the Company’s common stock on that date, and assuming the awards for 2005 performance had been made on that date, were as follows:

Name	Shares	Value
Edward J. Wehmer	103,858	$5,701,804
David A. Dykstra	41,995	2,305,526
Richard B. Murphy	8,132	446,447
Robert F. Key	2,431	133,462
David L. Stoehr	1,774	97,393
John S. Fleshood	2,080	114,192

(3)	Represents the aggregate life insurance premium paid on behalf of the Named Executive Officer by the Company and in the case of Mr. Stoehr, moving expenses as noted in footnote 8, below.

(4)	Messrs. Wehmer and Dykstra did not receive any cash bonus for 2005; instead each received restricted stock units approved in January 2006 and granted on January 26, 2006 with respect to their service in 2005. The per share value of units awarded was $52.51 on that date. All of these units vest fully on January 26, 2007 subject to the individuals continued employment. The value of this restricted stock unit award for Messrs. Wehmer and Dykstra was $250,000 and $200,011, respectively. Additionally, on January 25, 2005, Messrs. Wehmer and Dykstra were each awarded a retention bonus in the form of restricted stock units that vest equally, subject to the individuals continued employment, on January 25, 2006, January 25, 2007, January 25, 2008, January 25, 2009 and January 25, 2010. The per share value of the units awarded was $54.92 on that date. The value of this retention bonus for Messrs. Wehmer and Dykstra was $2,746,000 and $1,922,200, respectively. On March 17, 2005, Mr. Wehmer also received a retention bonus in the form of restricted stock units that vest on March 17, 2010. The per share value of units awarded was $51.315 on that date and the value of this bonus for Mr. Wehmer was $2,309,175.

(5)	Messrs. Murphy, Key and Stoehr did not receive any cash bonus for 2005; instead each of these executives received restricted stock units. Represents the value of restricted stock units approved in January 2006 with respect to the executive’s service in 2005, granted on January 26, 2006. The per share value of units awarded was $52.51 on that date. All units vest fully on January 26, 2007 subject to the individuals continued employment.

(6)	Messrs. Wehmer, Dykstra, Murphy and Key did not receive any cash bonus for 2004; instead each of these executives received restricted stock units. Represents the value of restricted stock units approved in January 2005 with respect to the executive’s service in 2004, granted on January 26, 2005. The per share value of units awarded was $54.92 on that date. All units vested fully on January 26, 2006.

(7)	Represents the value of restricted stock units approved in January 2004 with respect to the executive’s service in 2003, granted on January 27, 2004. The per share value of the units awarded was $45.07 on that date. All units vested fully on January 27, 2005.

(8)	Includes $51,373 in moving related expenses.

(9)	Mr. Fleshood’s employment with the Company commenced on August 15, 2005.

(10)	As part of his signing bonus, on August 15, 2005, Mr. Fleshood received $33,345 in restricted stock which vested on August 15, 2005. The per share value of these units was $50.60 on that date.

(11)	Represents the value of (i) $40,013 in restricted stock units approved in January 2006 and granted on January 26, 2006 with respect to Mr. Fleshood’s service in 2005 and valued at $52.51 per share on that date, which vest fully on January 26, 2007 subject to Mr. Fleshood’s continued employment and (ii) $66,691 in restricted stock granted on August 15, 2005 as part of Mr. Fleshood’s signing bonus valued at $50.60 per share on that date, which units vest in two equal installments on August 15, 2006 and August 15, 2007 subject to Mr. Fleshood’s continued employment.

Option/SAR Grants in Last Fiscal Year
          The following table summarizes for each Named Executive Officer the Options/SARs granted to such Named Executive Officer under the 1997 Stock Incentive Plan with respect to the executives’ service in 2005.
OPTION/SAR GRANTS IN 2005

	Individual Grants(1)
					Potential Realizable
	Number of	% of Total			Value at Assumed Annual
	Securities	Options/SARs			Rates of Stock Price
	Underlying	Granted to			Appreciation for Option
	Options/SARs	Employees	Exercise	Expiration	Term
Executive	Granted	in 2005	Price	Date	5%	10%
David A. Dykstra	60,000	12.3%	$54.92	1/25/2015	$2,072,334	$5,251,700
John S. Fleshood	20,000	4.1%	$50.60	8/15/2015	$636,441	$1,612,867

(1)	The terms of each of the awards listed above provide that such awards vest in five equal annual installments and have a ten year term and vest immediately upon a change in control.
Aggregated Option/SAR Exercises and Year-End Values
          The following table summarizes for each Named Executive Officer the number of shares of common stock subject to outstanding Options/SARs and the value of such Options/SARs at December 31, 2005.
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised	In-the-Money
	Acquired on	Value	Options/SARs at	Options/SARs at
Name	Exercise (#)	Realized ($)	December 31, 2005 (#)	December 31, 2005 ($)(2)
			Exercisable/	Exercisable/
			Unexercisable(1)	Unexercisable(1)

Edward J. Wehmer	—	—	180,000/102,000	6,331,631/2,881,442
David A. Dykstra	—	—	67,639/77,400	2,636,844/388,088
Richard B. Murphy	13,576	$584,868	42,500/27,799	1,271,217/372,767
Robert F. Key	—	—	68,048/1,000	3,055,972/20,099
David L. Stoehr	—	—	14,050/9,700	425,849/287,046
John S. Fleshood	—	—	0/20,000	0/86,000

(1)	The numbers and amounts represent shares of common stock subject to outstanding Options/SARs granted by the Company or its predecessors as of December 31, 2005.

(2)	The closing price of the Company’s common stock on December 31, 2005 was $54.90 per share.
Equity Compensation Plan Information
          The following table summarizes information as of December 31, 2005, relating to equity compensation plans of the Company pursuant to which common stock is authorized for issuance:

			Number of
			securities
			remaining available
			for future issuance
	Number of		under equity
	securities to be		compensation plans
	issued upon	Weighted-average	(excluding
	exercise of	exercise price of	securities
	outstanding options,	outstanding options,	reflected in column
	warrants and rights	warrants and rights	(a))
Equity Compensation Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
• WTFC 1997 Stock Incentive Plan, as amended	3,063,654	$27.83	379,286
• WTFC Employee Stock Purchase Plan	N/A	N/A	203,105
• WTFC Directors Deferred Fee and Stock Plan	N/A	N/A	203,544

	3,063,654	$27.83	785,935

Equity compensation plans not approved by security holders (1)
• N/A	—	—	—

Total (1)	3,063,654	$27.83	785,935

(1)	Excludes 161,985 shares of the Company’s common stock issuable pursuant to the exercise of options previously granted under the plans of Advantage National Bancorp, Inc., Village Bancorp, Inc., Northview Financial Corporation, Town Bankshares, Ltd and First Northwest Bancorp, Inc. The weighted average exercise price of those options is $25.84. No additional awards will be made under these plans.
Employment Agreements
          In early 2005, the Company entered into new employment agreements with Edward J. Wehmer, David A. Dykstra, Robert F. Key, Richard B. Murphy and David L. Stoehr. The Company entered into an employment agreement with John S. Fleshood on August 19, 2005. The employment agreements of each of Messrs. Wehmer, Dykstra and Murphy have an initial term of three years, after which the agreements are automatically extended for successive three-year terms, unless either the executive or the Company gives notice of its intent to terminate the agreement no later than 60 days in advance of the expiration date. In the event of a “change in control,” as such term is defined in the agreement, the term of the agreement is automatically extended for the greater of the amount of time remaining on the initial term (if the change of control occurs during the initial term of the agreement) or two years from the date of the change in control.
          The employment agreements for Messrs. Wehmer, Dykstra and Murphy contain confidentiality agreements and three-year non-compete provisions in the event of the executive’s termination of employment for any reason. The agreements provide that the executive’s employment may be terminated by the Company at any time for any reason, with or without cause, and provide for up to three years of severance pay at an annual rate equal to the executive’s current base salary and prior year cash and stock bonus amounts in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) reduction in base annual compensation to less than 75% of the executive’s “Adjusted Total Compensation”, as defined in the agreement to be the aggregate of current base salary plus the dollar value of all perquisites for the preceding twelve month period. “Adjusted Total Compensation” excludes any cash or stock bonus payments paid or earned by the executives. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the three-year period or, in the case of disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive’s death resulting in termination of employment, the executive’s beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees.

          The employment agreements for Messrs. Wehmer, Dykstra and Murphy also provide for a lump sum payment in the event the executive’s employment is terminated without cause (or constructively terminated due to a material reduction in duties and responsibilities or a reduction in Adjusted Total Compensation as described above) within 18 months following a change in control (as defined in the agreement) of the Company. Such change in control payment shall be equal to three times the sum of the executive’s base annual salary plus prior year’s cash and stock bonuses. In the event any amount paid to the executive upon a change of control is deemed to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the executive is also entitled to receive an additional cash payment (a “gross-up payment”) equal to the amount of all necessary taxes paid by the executive on such excess payment.
          The employment agreements for Messrs. Key, Stoehr and Fleshood are substantially similar to the agreements entered into with Messrs. Wehmer, Dykstra and Murphy, except that each of the agreements provides for up to two years of severance pay in the event of (i) death, (ii) termination without cause, (iii) a material reduction in duties and responsibilities, (iv) permanent disability, or (v) reduction in base annual compensation to less than 75% of the executive’s “Adjusted Total Compensation” and automatically renew for successive one-year terms. In the event of a change in control, Messrs. Key, Stoehr and Fleshood would be entitled to a change in control payment equal to two times the sum of his base annual salary plus prior year’s cash and stock bonuses, subject to reduction in certain circumstances if the amount payable under the agreement together with any other amounts payable by the Company to the executive is deemed to result in “excess parachute payments” under Section 280G of the Internal Revenue Code. The agreements do not require the amount to be scaled back to satisfy the Section 280G limit, however, if the contractual change in control payment minus the excise taxes that would be payable by the executive would be greater than the reduced amount.
          The “Adjusted Total Compensation” for 2006 for Messrs. Wehmer, Dykstra, Murphy, Key, Stoehr and Fleshood is approximately $689,818, $502,698, $271,752, $250,937, $218,474 and $270,040, respectively. The current annual base salaries of Messrs. Wehmer, Dykstra, Murphy, Key, Stoehr and Fleshood are $675,000, $490,000, $269,000, $245,000, $210,000 and $265,000, respectively. Additionally, had a change of control of the Company occurred and Messrs. Wehmer, Dykstra, Murphy, Key, Stoehr or Fleshood been terminated effective after the signing of the new employment agreements, based on their compensation related to service rendered in 2005, each would have been entitled to a lump-sum payment of approximately $2,775,000, $2,070,000, $1,081,000, $622,000, $552,000 or $610,000, respectively.
Compensation Committee Interlocks and Insider Participation
          The committee that determines executive compensation consists entirely of non-employee Directors, although Edward J. Wehmer, President and Chief Executive Officer of the Company, makes recommendations to the Compensation Committee regarding compensation of officers other than himself. Peter Crist, John Lillard, Albin Moschner, Hollis Rademacher and J. Christopher Reyes served on the Compensation Committee during fiscal 2005. Mr. Wehmer serves on the compensation committees of some of the Company’s subsidiaries which are responsible for determining the compensation of the senior officers of those subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
          The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
          Introduction: The Compensation Committee of the Board of Directors (the “Committee”) has the responsibility to monitor and implement the overall executive compensation program of the Company. The Committee is comprised entirely of independent, non-employee Directors and is responsible for overseeing all compensation plans in which the Chief Executive Officer and other senior executives participate.
          Overall Compensation Philosophy: The objectives of the Company’s compensation policies are to enhance shareholder value; to create and sustain high performance; to attract and retain as executives individuals who can contribute substantially to the Company’s short- and long-term goals; and to align the interests of executives with those of the shareholders of the Company. The philosophy is to provide competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon personal achievement and contributions to annual corporate performance, and stock-based incentive awards. The Committee assesses the competitiveness of the Company’s executive compensation every year in comparison to peer companies. The combined result is a strengthening of the mutuality of interest in the Company’s long-term performance between its executive officers and the Company’s shareholders.
          Base Salaries: Base salaries for executive officers are determined at the time of hire by comparing responsibilities of the position with those of other similar executive officer positions in the marketplace and the individual’s experience. Annual salary adjustments are determined giving consideration to the Company’s performance and the individual’s contribution to that performance. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:
•	financial performance of the Company with a balance between long- and short-term growth in earnings, revenue and asset growth;

•	role in development and implementation of long term strategic plans;

•	responsiveness to changes in the financial institution marketplace; and

•	growth and diversification of the Company.
          The Company’s strategy has been to pay executives very competitive salaries in an effort to attract and retain highly qualified, well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company continues to mature, the Committee believes that increases to total compensation should increasingly be more heavily weighted toward the bonus and stock incentive components than the base salary component. This philosophy is intended to ensure a pay for performance compensation framework which is aligned with shareholder value.
          Bonuses: Executives may earn annual cash bonuses based upon a pay-for-performance philosophy which are determined at the conclusion of each fiscal year. In recommending bonuses, the Committee considers the achievements of each executive officer for that year, as well as the Company’s performance. The achievements may be quantitative or qualitative. Qualitative factors include, but are not limited to, commitment, dedication, demonstration of the entrepreneurial spirit, creativity and initiative, and attention to personnel relations. The Committee also evaluates the bonus amount in conjunction with stock incentive awards, if any, and the Committee may determine to pay a portion or all of an executive’s annual bonus in the form of restricted stock or options rather than cash.

          Given the size of the Company, the Committee believes it is feasible to evaluate the different individual contributions of each of the Company’s executive officers, and, as a matter of policy, there has not been a defined bonus plan established. However, the Committee does evaluate the attainment of certain specific Company and individual objectives, which are typically set at the beginning of the year, in determining the bonus amounts awarded to executives. The primary objectives are based upon net income, deposit growth, loan growth, certain financial performance measures such as net interest margin, credit quality issues and net overhead ratios, and tailored personal objectives for each executive. The Committee uses these measurable objectives as a guideline to establish executive bonuses relative to a targeted bonus percentage established in connection with the performance objectives, but the end determination of such bonuses is ultimately a discretionary decision. Accordingly, the policy used by the Board to set performance bonuses is considered subjective. The bonuses for each of the executive officers are recommended to the Committee by management.
          Stock-based Incentives: To ensure a direct connection between the executive officer’s interests and the shareholders of the Company, the Company has awarded and intends to continue to award stock-based incentives which are longer term in nature than the base salary and annual performance bonus components of overall compensation. The incentives have been primarily in the form of restricted stock awards or stock options granted at exercise prices at or above fair market value on the date of grant. The intention is to incentivize employees to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless appreciation in the share price occurs over a number of years.
          In 2005, 2004 and 2003, the Company granted restricted stock unit awards to senior management as part of annual bonuses. These units vest one year from the date of grant. All vested shares are to be issued within 40 days from the vesting date.
          For 2003 performance, the Company granted non-qualified stock options to senior management as part of their overall compensation package with such stock option awards being determined in December of 2003. Such stock options were granted at exercise prices equal to fair market value of the Company’s common stock on the date of grant, vest in equal increments over five years and have a term of ten years.
          Chief Executive Officer Compensation: Mr. Edward J. Wehmer’s base salary for 2005 was established by the Committee in January of 2005 and his salary level was increased $25,000, or 4.0%, to $650,000. The salary increase was generally intended to provide for cost of living increases. This philosophy is consistent with the base salary strategy outlined above. In 2006, the Committee increased Mr. Wehmer’s base salary to $675,000.
          In determining the level of bonuses in 2005, the Committee determined that the entire bonus amount awarded to Mr. Wehmer for 2005 service would be in the form of restricted stock units. To that end, Mr. Wehmer was awarded restricted stock units with respect to 9,761 shares, granted on January 26, 2006, at which time the fair market value of the common stock was $52.51 per share. The restricted stock units vest on the first anniversary date of the award. The 2005 bonus amount awarded to Mr. Wehmer was based on the recognition by the members of the Committee of his dedication to the success of the Company as exhibited through long-term vision, entrepreneurial spirit, hard work ethic, knowledge of the financial services industry, strong operational and financial control knowledge and his ability to recruit a management team with similar characteristics. In addition, the Committee considered the following corporate achievements:
(1)	The continued growth of the Company.

(2)	The increase in the profitability of the Company to $67.0 million in 2005 from $51.3 million in 2004, up 31%.

(3)	The growth of the Company’s assets, deposits and loans during 2005 of $1.8 billion, $1.6 billion and $866 million, respectively. The increases show growth in these categories in the range of 20% to 32%.

(4)	The Company’s net revenues increased 28% in 2005 over the prior year level.

(5)	The continued improvement in the talent and experience of management and the recruitment of additional management talent to the enterprise.

(6)	The continued improvement in the Company’s efficiency ratio to 63.97% in 2005 compared to 64.45% in 2004.

(7)	The completion of the acquisitions of Antioch Holding Company and First Northwest Bancorp, Inc. and their successful integration into the Company. Also, entering into an agreement to acquire Hinsbrook Bancshares, Inc., which acquisition marked the continued expansion of Company’s banking franchise.

(8)	The low level and continuing stability in the manageable level of non-performing assets, ending the year at 0.34% of total assets.

(9)	Continued growth of the Company’s market capitalization, ending the year at $1.3 billion up from $1.2 billion at December 31, 2004.
          Section 162(m): The provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limit the tax deductibility of compensation paid to the Named Executive Officers for compensation in excess of $1 million. However, certain “performance based” compensation is excluded from the Section 162(m) limit if paid pursuant to plans approved by shareholders. None of the Named Executive Officers in 2005 earned compensation that exceeded the Section 162(m) limit and will not be deductible for tax purposes by the Company.
          The Committee will continue to consider compensation policies and programs appropriate for an organization of the Company’s size and history in an effort to address the potential impact of Section 162(m). However, the Committee may determine that it is appropriate to continue to compensate an executive above the limit for various reasons, including in circumstances of outstanding corporate or executive achievement.
          Conclusion: The Committee believes the executive officers’ individual compensation packages are designed in a manner which is consistent with the Company’s overall compensation philosophy.
PETER D. CRIST (Chairman of the Committee)
JOHN S. LILLARD
ALBIN F. MOSCHNER
HOLLIS W. RADEMACHER
J. CHRISTOPHER REYES

PERFORMANCE GRAPH
          The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
          The following performance graph compares the percentage change in the Company’s cumulative shareholder return on common stock compared with the cumulative total return on composites of (1) all Nasdaq National Market stocks for United States companies (broad market index) and (2) all Nasdaq National Market bank stocks (peer group index). Cumulative total return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the Company’s share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The Nasdaq National Market for United States companies’ index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq National Market bank stocks index comprises all banks traded on the Nasdaq National Market and the Nasdaq Small-Cap Market.
Total Return Performance

TRANSACTIONS WITH MANAGEMENT AND OTHERS
          Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries, and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 2005, the Banks had $5.8 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 0.9% of total shareholders’ equity and 0.1% of the Company’s total loans outstanding as of that date.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and any person who owns greater than 10% of the Company’s common stock to file reports of holdings and transactions in the Company’s common stock with the Securities and Exchange Commission. Currently, no person owns in excess of 10% of the Company’s common stock.
          Based upon written certifications provided to the Company, all of the Company’s Directors and executive officers timely filed all reports required by Section 16(a) of the Exchange Act during fiscal 2005.

PROPOSAL NO. 3 — PROPOSAL TO ELIMINATE THE CLASSIFIED BOARD
          Since 1996, the Board of Directors has been divided or “classified” into three classes, with directors in each class standing for election at every third annual meeting of shareholders. The Board of Directors, after careful consideration, has unanimously adopted and now unanimously recommends shareholder approval of a proposal to amend Article Ten of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), to phase-out the current classification of the Board of Directors and instead provide for the annual election of directors. Appendix A shows the changes to Article Ten of the Articles resulting from the proposed amendment, with deletions indicated by strike-outs and additions indicated by underlining. If approved, this Proposal will become effective immediately.
          An advisory shareholder proposal submitted by Mr. Gerald R. Armstrong to declassify our Board of Directors (the “Armstrong Proposal”) was presented to shareholders at our May 26, 2005 annual meeting. The Board of Directors recommended a vote against the Armstrong Proposal because it believed that the proposal was not in the best interests of the Company or its shareholders. Nevertheless, the Armstrong Proposal was approved by a majority of shareholders. Mr. Armstrong resubmitted his proposal for consideration at the 2006 Annual Meeting unless the Company sought shareholder approval to declassify our Board of Directors. Given the shareholder vote in favor of the Armstrong Proposal at the 2005 annual meeting and the Company’s commitment to good corporate governance, the Board of Directors determined that the Nominating and Governance Committee (the “Nominating Committee”) should further study the advisability of retaining a staggered board and report its findings to the full Board.
          The Nominating Committee conducted an extensive review and discussion of the advantages and disadvantages of maintaining a classified board structure, including consultation with corporate governance experts and internal and external advisors. The classified board issue was a subject of discussion at four Nominating Committee meetings. In December 2005, the Nominating Committee engaged an advisory panel of experts to provide the members of the Nominating Committee with an in-depth analysis of the issues relating to the staggered election of directors as compared with the annual election of directors and an opportunity to discuss the issues with recognized experts. Following the advisory panel, the Nominating Committee engaged in further private deliberations. After consideration and discussion at the Nominating Committee’s January 24, 2006 meeting, the Nominating Committee determined that declassifying the Board of Directors is in the best interests of the Company and its shareholders and unanimously recommended to the full Board that the Company’s Board of Directors be declassified. The Board of Directors, upon the report and recommendation of the Nominating Committee, determined that it is advisable to declassify the Board. In considering whether the amendments were advisable, the Board determined that annual elections of directors will give the shareholders of the Company a greater opportunity to evaluate the performance of the directors by allowing them to vote on each director annually rather than once every three years. The Board has unanimously adopted a resolution approving the declassification amendment to the Articles and its recommending that the Company’s shareholders approve that amendment.
          If the amendment is approved, directors elected or re-elected at each of the 2006, 2007 and 2008 annual meetings of the shareholders of the Company will be elected to serve until the next annual meeting of shareholders after such director’s election or until a successor is duly elected and qualified. This will result in the full board standing for re-election annually beginning with the 2008 annual meeting of stockholders.
Vote Required
          The affirmative vote of the holders of at least 85% of the voting power of the outstanding shares of stock of the Company entitled to vote is required to amend or repeal the classified board provision, which is set forth in the Articles. If you vote to “abstain” on this proposal, it will have the same effect as if you voted against the proposal. Broker non-votes will also have the same effect as votes against this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF
INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS.

REPORT OF THE AUDIT COMMITTEE
The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference in this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
          The Audit Committee of the Board of Directors (the “Committee”) is composed of six independent directors and operates under a written charter adopted by the Audit Committee. The Board appoints the Audit Committee and its Chairman, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Schornack, the Audit Committee Chairman, as the “audit committee financial expert.”
          The Committee held six meetings during 2005. The Committee met with the independent registered public accounting firm (“independent auditors”) and the internal auditor, with and without management present, to discuss the overall scope, plans and coordination for their respective audits. Additionally, the Committee met alone in executive session. The Chairman of the Audit Committee also had eleven meetings with the Director of Internal Audit who reports directly to the Audit Committee. The Committee members reviewed quarterly earnings announcements before their release and Forms 10-Q and 10-K prior to their filing with the SEC with the independent auditors and Company management.
          The Audit Committee has adopted a pre-approval policy for permitted audit, audit-related, tax and other services to be provided by the Company’s independent auditors. The Audit Committee has also adopted procedures for anonymous confidential submission of complaints and concerns of employees regarding accounting, internal accounting controls or auditing matters.
          The Charter of the Audit Committee is attached hereto as Appendix D. Each member of the Committee meets the independence requirements of the listing standards set forth by the National Association of Securities Dealers, Inc. for companies whose securities are listed on the Nasdaq National Market. The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.
          Management has primary responsibility for the Company’s internal controls and for preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Ernst & Young LLP, the Company’s independent auditors, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.
          In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss consolidated financial statements of the Company for the year ended December 31, 2005. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also reviewed and discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
          The Audit Committee also received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Consistent with Independence Standards Board Statement No. 1 and the SEC’s “Revision of the Commission’s Auditor Independence Requirements,” which became effective February 5, 2001, the Audit Committee considered at a meeting held on March 13, 2006, whether these relationships and arrangements are compatible with maintaining the independent auditors’ independence and has discussed with the independent auditors its independence from the Company.
          Based upon the Audit Committee’s discussions with management, the independent auditors and the Director of Internal Audit, and its review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

JOHN J. SCHORNACK (Chairman of the Committee)	JAMES B. McCARTHY
BRUCE K. CROWTHER	ALBIN F. MOSCHNER
BERT A. GETZ, JR.	INGRID S. STAFFORD
PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
          The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for fiscal year 2006. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young has served as independent registered public accounting firm for the Company since 1999. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO
SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
YEAR 2006.
AUDIT AND NON-AUDIT FEES PAID
          The Company’s independent auditors for the fiscal year ended December 31, 2005, were Ernst & Young LLP. The Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2006. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.
          The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2005 and December 31, 2004:
Audit Fees: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $735,000 in 2005 and $584,500 in 2004.

Audit-Related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $20,000 in 2005 and $115,000 in 2004.
Tax Fees: Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $148,225 in 2005 and $92,100 in 2004.
All Other Fees: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories. Aggregate fees for other services were $2,500 in 2005 and $15,500 in 2004.
          The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.
          Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.
          To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chairman. If the Chairman exercises this delegation of authority, he reports the action taken to the Audit Committee at its next regular meeting.
          All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2005 were pre-approved by the Audit Committee in accordance with these procedures.
SHAREHOLDER PROPOSALS
          Shareholders’ proposals intended to be presented at the Company’s 2007 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 26, 2006, in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the “Exchange Act”). Furthermore, in order for any shareholder to properly propose any business for consideration at the 2007 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, if the 2007 Annual Meeting is held on May 24, 2007, the deadline for such notice is March 25, 2007.
OTHER BUSINESS
          The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS David A. Dykstra Secretary

APPENDIX A
New or amended language is indicated by underlining
Deleted language is indicated by strike-outs
Proposal to Amend Wintrust Financial Corporation’s Amended and Restated Articles of
Incorporation to Provide for the Annual Election of Directors.
          RESOLVED, that Article Ten of the Company’s Amended and Restated Articles of Incorporation, be amended and restated in its entirety as follows:
          ARTICLE TEN: The number of directors of the Corporation shall be that number set forth in the By-laws, as may be increased or decreased from time to time; provided, however, that such number shall never be less than six (6).
          Paragraph 1: ~~The directors shall be divided into three classes, as equal in number as possible, with respect to the times for which they shall hold office. Directors of the first class first elected shall hold office for one year or until the first annual election following their election, directors of the second class first elected shall hold office for two years or until the second annual election following their election, and directors of the third class first elected shall hold office for three years or until the third annual election following their election and in each case until their successors shall be duly elected and shall qualify.~~ At the 2006 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 annual meeting of shareholders and until such director’s successor shall have been elected and qualified. At the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders and until such director’s successor shall have been elected and qualified. At each annual meeting of shareholders in 2008 and thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified.
          Paragraph 2: ~~At each annual meeting of the shareholders following such first election of the directors of all classes, the successors to the class of directors whose terms shall expire at such meeting shall be elected to hold office for a term of three years, so that in each year the term of office of one class of directors shall expire.~~
~~Paragraph 3:~~ Directors need not be residents of Illinois or shareholders of the Corporation.

A-1

APPENDIX B
WINTRUST FINANCIAL CORPORATION
Compensation Committee of the
Board of Directors
COMMITTEE CHARTER
(approved by the board on January 26, 2006)

Composition:	The Compensation Committee (the “Committee”) shall be comprised of not less than three members of the Board of Directors (the “Board”), as may be appointed to the Committee from time to time by a majority of the Board. Each member of the Committee must be “independent” as determined by the Board consistent with the listing standards of the Nasdaq Stock Market and SEC rules (including the Sarbanes Oxley Act of 2002). The Chairman of the Committee shall be elected by the Board out of those members appointed to the Committee. The Chairman, or, in his absence, such other member as the Committee may select, shall preside at Committee meetings.

Committee Role and Scope of Authority:	The Committee is responsible for monitoring and implementing the overall Board and executive officer compensation program and policies of the Company. The duties of the Committee shall include (in addition to any other specific authority that may be delegated to the Committee by resolution of the Board) the following:
(1)	review and evaluate chief executive officer and senior management performance and compensation;

(2)	annually review and approve benefits for the chief executive officer and senior management;

(3)	review and approve in advance employment agreements, salary levels, salary increases and bonuses for executive and senior officers of the Company and, if appropriate, senior officers of its subsidiaries, including salaries and awards to newly hired executives and senior officers of the Company;

(4)	annually review director compensation and recommend to the Board for approval changes to the form and amount of director compensation;

(5)	administer the Company’s stock option and employee stock purchase programs (with respect to stock option grants, it is anticipated that the Committee will determine allocations among the Company’s various subsidiaries and will generally rely on recommendations of management as to specific awards to key employees other than the chief executive officer);

(6)	report to the Board regarding performance appraisals and remuneration information concerning the chief executive officer and other senior

B-1

management, and review with the chief executive officer, and recommend for Board approval as appropriate, proposed promotion of senior management and employment of senior management candidates;

(7)	consider from time to time, review and recommend for Board approval, additional executive compensation and employee benefit programs, including incentive-based compensation programs, non-cash compensation programs, retirement and savings plans, and any material changes to existing programs;

(8)	review and approve changes required by law to be made to existing employee benefit programs and non-material changes to existing programs;

(9)	consider from time to time, review and recommend for Board approval, severance programs, employment agreements and change-in-control agreements;

(10)	review from time to time and make recommendations for Board approval with respect to Board and Board committee compensation, benefits, and expense reimbursement plans and programs;

(11)	consider from time to time the overall relationship of the Board and management;

(12)	from time to time as deemed appropriate, confer with the chief executive officer regarding succession planning and make recommendations to the Board with respect thereto; and

(13)	review and assess annually the adequacy of the Charter and, if appropriate, recommend changes to this Charter to the Board for approval.

In addition, the Committee shall be responsible for preparing the proxy statement report regarding annual executive compensation and the Company’s overall compensation philosophy. In carrying out its duties and responsibilities, the Committee is authorized to engage, at the Company’s expense, such independent consultants and advisers as the Committee deems necessary and advisable.

Manner of Acting:	A majority of the members of the Committee present (in person or by telephone) at any meeting of the Committee shall constitute a quorum, and approval by a majority of the quorum is necessary for Committee action. Minutes shall be recorded of each meeting held. Actions may be taken by written consent in lieu of a meeting of the Committee.

Reports:	The Chairman of the Committee (or in his absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting.

B-2

APPENDIX C
WINTRUST FINANCIAL CORPORATION
Nominating and Corporate Governance Committee
of the Board of Directors
COMMITTEE CHARTER
(approved by the board on January 26, 2006)

Composition:	The Nominating and Corporate Governance Committee (the “Committee”) shall be comprised of not less than three members of the Board as may be appointed to the Committee from time to time by a majority of the Board of Directors (the “Board”), each of whom shall be “independent” as determined by the Board consistent with the listing standards of the Nasdaq Stock Market and SEC rules (including the Sarbanes Oxley Act of 2002). The Chairman of the Committee shall be designated by the Board out of those members appointed to the Committee. The Chairman, or in his absence such other member as the Committee may select, shall preside at Committee meetings.

Committee Role and Scope of Authority:	The Committee is responsible for identifying, evaluating and recommending to the Board candidates to be appointed or nominated for election as directors of the Company and for overseeing the corporate governance policies of the Company. The duties of the Committee shall include (in addition to any other specific authority delegated to the Committee by resolution of the Board) the following:
(1)	determine criteria for the selection and qualification of the members of the Board;

(2)	review information provided by directors in response to the Company’s annual D&O Questionnaire regarding directors’ relationships with the Company and other relevant information in order to evaluate, at least annually, the “independence” of each member of the Board, and make recommendations to the Board with respect to determination of each member’s “independence” consistent with the listing requirements of the Nasdaq Stock Market;

(3)	establish procedures for the regular ongoing reporting by board members of any developments that may be deemed to affect their independence status;

(4)	evaluate, and recommend for nomination by the Board, candidates to be proposed for election by the shareholders at each annual meeting;

(5)	seek out possible candidates and otherwise aid in attracting highly qualified candidates to serve on the Board, coordinating with the CEO to the extent the Committee deems appropriate;

(6)	recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings;

(7)	recommend for Board approval a policy regarding Committee consideration of director candidates recommended by shareholders and establish procedures for shareholders to submit such recommendations;

(8)	review from time to time, monitor emerging best practices and make appropriate recommendations for Board approval, with respect to the Company’s Corporate Governance Guidelines and other corporate governance policies or guidelines, including, among other things:
(a)	the structure of various committees of the Board, the composition and individual members of such committees and the functions of the Board and the committees thereof;

(b)	Board and Board committee meeting schedules and agendas and director responsibilities regarding meeting attendance and preparation;

(c)	Board member attendance at annual shareholder meetings and processes for security holders to communicate with Board members;

(d)	Director access to management and, as necessary and appropriate, independent advisors;

(e)	Board tenure and retirement policies;

(f)	Board and Committee self-assessments;

(g)	director orientation and continuing education; and

(h)	such other matters deemed advisable to improve the overall effectiveness of the Board;

(9)	conduct, at least annually, a performance assessment of the Board and report its findings to the Board, and at least annually conduct a self-evaluation of the Committee;

(10)	study, and review with management at least annually, the overall effectiveness of the organization of the Board and the conduct of its business, and make appropriate recommendations to the Board with regard thereto;

(11)	review at least annually the Corporate Code of Ethics and make any recommendations considered appropriate relating to the Code to the Board and consider waivers, if any, as necessary for directors and officers; and

(12)	review and approve annually the required proxy statement disclosures regarding the board nomination processes.

Manner of Acting;	In carrying out its duties and responsibilities, the Committee is authorized to engage, at the Company’s expenses such independent consultants, advisers and third-party search firms as the Committee deems necessary and advisable. A majority of the members of the Committee present (in person or by telephone) at any meeting of the Committee shall constitute a quorum, and approval by a majority of the quorum is necessary for Committee action. Minutes shall be recorded of each meeting held. Actions may be taken by written consent in lieu of a meeting of the Committee.

Reports:	The Chairman of the Committee (or in his absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting.

APPENDIX D
WINTRUST FINANCIAL CORPORATION
Audit Committee of the Board of Directors
COMMITTEE CHARTER
(Approved by the Board on January 26, 2006)
Organization
          This charter governs the operation of the Audit Committee (the “Committee”). The Committee shall review and reassess the charter at least annually and recommend any changes to the Board of Directors for approval. The Committee shall be members of, and appointed by, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, and shall be comprised of at least three directors. Each member of the Committee shall be independent of management and the Company, and free from any relationship that would interfere with the exercise of his or her independent judgment. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company with the exception of Directors’ fees and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the Nasdaq Stock Market and SEC rules (including the Sarbanes Oxley Act of 2002). All members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee shall be an “audit committee financial expert” as defined by SEC regulations. The Chairman of the Committee shall be elected by the Board out of those members appointed to the Committee. The Chairman shall preside at meetings of the Committee.
Purpose
          The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: integrity of the Company’s financial statements and the financial reporting process; the systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors; the performance of the compliance function; the independent auditor’s qualifications and independence; annual independent audit of the Company’s financial statements, and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, compliance officers, the internal auditors, and management of the Company.
          In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee shall have the authority to engage, at the Company’s expense, independent legal counsel, accounting experts or such other advisors, consultants or experts as it determines necessary to carry out its duties.
Duties and Responsibilities
          The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or compliance examinations or to determine that the Company’s financial statements and disclosure are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the compliance with ethics policies and legal and regulatory requirements. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

          The Committee shall have a clear understanding with Company management and the independent auditors that the independent auditors are ultimately accountable to the Board and Committee as representatives of the Company’s shareholders.
          The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality of financial reporting, sound business risk practices, compliance with ethics policies and legal and regulatory requirements. The following shall be principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.
(13)	The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audits and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee shall approve in advance all audit fees to be paid to the independent auditors. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

(14)	At least annually, the Committee shall obtain and review a report by the independent auditors describing:
•	The independent auditor’s internal quality control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by an inquiry or investigation by the governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).
          In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.
(15)	The Committee shall review and discuss with the internal auditors, compliance officers and the independent auditors the overall scope, approach, staffing, locations and plans for their respective audits, compliance examinations including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, compliance officers and independent auditors the adequacy and effectiveness of the accounting and financial controls, compliance to regulations, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

(16)	The Committee shall meet separately periodically with management, the internal auditors, compliance officers and the independent auditors to discuss issues and concerns warranting Committee’s attention. The Committee shall provide sufficient opportunity for the internal auditors, compliance officers and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

(17)	The Committee shall review the competence and performance of the key partners and managers who are responsible for the audit and quality control procedures the auditing firm has established. The Committee shall discuss with the independent auditors and management the timing and process for implementing the rotation of the lead (or coordinating) partner and the reviewing (or concurring) audit partner. The

Committee shall consider whether, in order to ensure continuing auditor independence, there should be a rotation of the independent auditor.

(18)	The Committee shall review the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

(19)	The Committee shall set the Company’s policies for the hiring of current or former employees of the independent auditor.

(20)	The Committee shall periodically review Company policy statements to determine adherence to an appropriate corporate code of conduct.

(21)	The Committee shall oversee the internal audit function of the Company which will report to the Chairman of the Committee and the compliance function limited to activities related to the Company including the independence, the proposed audit and compliance plans for the coming year, and the coordination of such plans with the third party internal audit and compliance firms and the independent auditors.

(22)	The Committee shall receive prior to each meeting, a summary of findings from completed internal audits, compliance examinations and a progress report on the proposed internal audit and compliance examinations plan, with explanations for any deviations from the original plan as well as disposition of audit and compliance recommendations.

(23)	The Committee shall review the interim financial statements, footnotes and related disclosures, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent auditors prior to the press release to the public and the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated by the independent auditors under generally accepted auditing standards. The Chairman may represent the entire Committee for the purpose of this timely review.

(24)	The Committee shall also review and discuss the financial disclosure in its earnings press releases, registration statements, current reports or other public disclosure, as well as financial information and earnings guidance provided to analysts and rating agencies.

(25)	The Committee shall review with management and the independent auditors, prior to release, the financial statements, footnotes and related disclosures, including Management’s Discussion and Analysis of Financial Condition and Results of Operation, to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including an analysis of the independent auditors’ judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the Company’s financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee under generally accepted auditing standards.

(26)	The Committee shall review disclosures made by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about the effectiveness of design and operation of internal controls over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

(27)	The Committee shall review regular reports from the independent auditor on the critical policies and practices of the Company and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management. The Committee shall also review management’s assertion on its assignment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion.

(28)	The Committee shall review staffing needs associated with accounting, finance and human resources functions as well as succession planning within the Company.

(29)	The Committee shall oversee the process and establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, compliance matters, and the confidential, anonymous submission by employees of the issuer concerns regarding questionable accounting or auditing matters.

(30)	When deemed appropriate, the Committee shall review with legal counsel disclosure or other materials that may have a material impact on the Company’s consolidated financial statements or on the Company’s compliance policies.

(31)	The Committee shall receive corporate attorney’s reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

(32)	The Committee shall review the status of the Information Security Program, updates to risk assessments, results of audit testing, security breaches or violations as well as any changes to the program.

(33)	The Committee shall maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing.

(34)	The Committee shall perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board of Directors deems necessary or appropriate.
Formal Reporting
          The Committee shall prepare, review and approve its report to be included in the Company’s annual proxy statement, as required by SEC regulations. The report shall state whether the Committee has: 1) reviewed the annual audited financial statements with the management; 2) discussed with the independent auditors the matters required by SAS No. 61; 3) received from the independent auditors the required written communication and discussed with them their independence and, based on the above reviews and discussions and; 4) recommended to the Board that the audited financial statements be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission. The report shall also state that it is governed by a formal written charter and must disclose if the Committee has determined to allow a non-independent director to serve on the Committee. Once every three years, beginning with the proxy statement for the 2004 Annual Meeting of Shareholders, the Committee must also include a copy of its charter in its annual meeting proxy statement.
Meetings and Manner of Acting
          The Committee shall meet at least four times annually, or more frequently as circumstances dictate. A majority of the members of the Committee present (in person or by telephone) at any meeting of the Committee shall constitute a quorum and approval by a majority of the quorum is necessary for Committee action. Minutes shall be recorded of each meeting held. When appropriate, action may be taken by written consent in lieu of a meeting of the Committee.
Reports
          The Chairman of the Committee (or in his absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting. In lieu of any such report, the minutes of meetings held or other record of action taken may be submitted to the Board of Directors for review.

APPENDIX E
WINTRUST FINANCIAL CORPORATION
Risk Management Committee of the Board of Directors
COMMITTEE CHARTER
(approved by the board on January 26, 2006)

Composition:	The Risk Management Committee (the “Committee”) shall be comprised of those members of the Board of Directors (the “Board”) as may be appointed to the Committee from time to time by a majority of the Board. Each member of the Committee must be “independent” as determined by the Board consistent with the listing standards of the Nasdaq Stock Market and SEC rules (including the Sarbanes Oxley Act of 2002). The Chairman of the Committee shall be elected by the Board out of those members appointed to the Committee. The Chairman shall preside at Committee meetings.

Committee Role and Scope of Authority:	The function of the Committee is to assist the Board in monitoring and overseeing the Company’s interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. The Committee shall meet on a regular basis, working closely with the financial management of the Company. The duties of the Committee shall include (in addition to any other specific authority that may be delegated to the Committee by resolution of the Board) the following:
(1)	develop and implement the Company’s overall asset/liability management and credit policies;

(2)	establish asset/liability management policies and credit policies;

(3)	implement risk management strategies and considering and approving the use of various hedging techniques;

(4)	review measures taken by the Company to identify, assess, monitor, control and mitigate its risks in the areas of asset/liability management and credit policies;

(5)	review the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy; and

(6)	review and update, at least annually, this Charter for consideration by the Board.

Manner of Acting:	A majority of the members of the Committee present (in person or by telephone) at any meeting of the Committee shall constitute a quorum, and approval by a majority of the quorum is necessary for Committee action. Minutes shall be recorded of each meeting held. Actions may be taken by written consent in lieu of a meeting of the Committee.

E-1

Reports:	The Chairman of the Committee (or in his absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any significant matters discussed or actions taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting.

E-2

The Directors and Officers of
cordially invite you to attend our
2006 Annual Meeting of Shareholders
Thursday, May 25, 2006, 10:00 a.m.
Michigan Shores Club
911 Michigan Avenue
Wilmette, Illinois

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.
     IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

IMPORTANT
	Please complete both sides of the PROXY CARD, sign, date,	DETACH ATTENDANCE CARD HERE
DETACH PROXY CARD HERE	detach and return in the enclosed envelope.	AND MAIL WITH PROXY CARD

This proxy is solicited on behalf of the Board of Directors. If not otherwise specified on the reverse side, this proxy will be voted FOR Proposals 1, 2, 3, and 4. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements.

Dated

(Please sign here)

Please sign your name exactly as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, all holders must sign.

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the 2006 meeting ☐

TO VOTE BY MAIL
To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.
TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at http://www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instructions on the screen.
3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, May 23, 2006 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, May 23, 2006 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

PLEASE LIST
NAMES OF PERSONS ATTENDING

                     REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John S. Lillard and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 25, 2006 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment.

Proposal 1 -	Election of Class I Directors with a term ending 2009 (unless Proposal 4 is approved)
	☐	For all Nominees Listed Below (except as marked to the contrary below)					☐	Withhold Authority to vote for nominees below (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name)
	01 James B. McCarthy			02 Thomas J. Neis			03 J. Christopher Reyes	04 Edward J. Wehmer

Proposal 2 -	Election of Class II Director with a term ending 2007
	☐	For 05 Allan E. Bulley, Jr.					☐	Withhold Authority for 05 Allan E. Bulley, Jr.

Proposal 3 -	Amendment to the Company’s Amended and Restated Articles of Incorporation to provide for the annual election of Directors
	☐	For	☐	Against	☐	Abstain

Proposal 4 -	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year 2006
	☐	For	☐	Against	☐	Abstain

(to be signed on the other side)